Exhibit 99.4

C O R P O R A T E P A R T I C I P A N T S

Jose Gordo magicJack VocalTec Ltd. - CFO
Gerald Vento magicJack VocalTec Ltd. - President, CEO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Greg Burns Sidoti & Co. LLC - Analyst
Tim Horan Oppenheimer & Co. - Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the magicJack VocalTec fourth-quarter and year-end 2015 financial results conference call. Today's call is being recorded. At this time I would like to turn the call over to Jose Gordo, Chief Financial Officer. Please go ahead, sir.

Jose Gordo - magicJack VocalTec Ltd. – CFO

Thank you, operator. Good afternoon and welcome to the magicJack fourth-quarter and full-year 2015 earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO. During the call we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These statements reflect our current views regarding the future only as of today and should not be reflected upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our annual report on Form 10-K, which was filed today, March 15, 2016, with the SEC. Also during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of the market today, which is located on our website at www.VocalTec.com. With that, I will turn the call over to Jerry.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Great, thanks, Jose. Good afternoon, everyone. Turning to our financial results and significant events for the quarter, revenue for the quarter was $24.6 million. Our renewal revenue was $15.9 million, representing 65% of our revenue base. Device activations were 105,000 for the quarter, and we had adjusted EBITDA of $9.2 million for the quarter. We continue to grow our strong balance sheet, with $78.6 million in cash and cash equivalents and no debt. Through the end of Q4, we have repurchased over $20 million in shares, and we ended the quarter with 2.44 million device subscribers and reported average monthly churn of 2.7%.

Now turning to our core magicJack business, in 2015 we focused on growing cash flow while working on organic growth initiatives that leverage our core assets with minimal CapEx requirements. As our results demonstrated, in 2015 we generated $25.4 million in operating cash flow as compared to $25 million in 2014. This was achieved with revenues that were 13% lower, year over year, with revenues of $101.0 million in 2015 as compared to $116.3 million in 2014.

In 2015, through an ongoing series of rationalization efforts, we reduced marketing, legal, general, and administrative expenses. In 2016, we will continue our cost-control efforts and seek to identify several areas of additional cost savings. These areas may include reductions in termination expense through elimination of free voice app calling, driving efficiencies in care, and reorganizing the legacy offshore development resources. We anticipate that any additional reductions, when combined with the run rate expense reductions realized in 2015, will enable us to continue to drive solid cash flow generation from our core business.

In the second half of 2015, we committed to our shareholders that we would begin to return capital through a share repurchase program. Over the course of the year, we've purchased approximately 2.3 million shares, thereby reducing our weighted average share count by approximately 12%.

Now turning to our internal SMB initiative, we recently disclosed that we intend to invest up to $10 million to $12 million in growth investment to support our launch of our service targeting the SMB market. This investment is tied to specific operational and performance milestones we expect to achieve over the course of 2016. We are pleased with the early efforts of Keith Reed and his team and look forward to launching our SMB offering in Q2.

We believe we have a strong value proposition to offer small office, home business customers through a simple-to-buy, easy-to-use offer at a disruptive price point. We anticipate launching this service in the second quarter and forecast a conservative ramp in revenues as the team executes the business plan. Revenues from the SMB segment are not expected to be material in 2016, and we are targeting annualized exit revenues for 2017 in the range of $15 million to $20 million, with double-digit year-over-year revenue growth in subsequent years.

Turning to our hotel initiative, we continue to add locations to our pipeline. This is likely to be a multiyear project, as it takes time to roll out new locations. We continue to see a potential for adding thousands of hotels to this service over time and at very favorable margins.

Now regarding our mobile app, to date we have acquired over 55,000 paid app subscribers, with over 90% of those paid customers on a 12-month plan. In the last few months, we completed significant development on a new app which we intend to launch shortly. The new app, which is named magicJack Connect, is a feature-rich app that will be available on both the iOS and Google platforms. We will offer a one-year subscription for unlimited US calling with a US phone number at a single price point of $10.00 per year. magicJack Connect will provide free app-to-app calling and messaging on WiFi. The app will also allow users to purchase a local phone number from a selection of over 60 countries. On-net VoIP calls will be encrypted, and voice quality will be improved with a new codec, and the service will have presence.

Free voice calls on our existing magicJack app for non-device subscribers will be phased out over the next 30 days. We're pleased to have developed this app quickly. We have used the experience gained from the marketing of the magicApp to develop offers that we believe will be appealing to US and international mobile users. And we expect to begin promoting the app through digital marketing in Q2.

Turning to Telefonica and Movistar in Mexico, we recently announced the signing of a contract with Telefonica/Movistar Mexico in Q4 2015. Through that relationship, we are currently testing a new service offering named Call US, which we hope to make available to over 20 million Movistar customers in Mexico. The service enables customers on either smartphones or feature phones to purchase a US phone number through which they can receive unlimited inbound calls from friends, relatives, or business contacts based in the US. We're working with Telefonica and Movistar to determine whether unlimited outbound calling can be added to that service.

Now turning to the Broadsmart transaction, which we announced earlier today, we are very pleased to be acquiring this premier UCaaS provider of medium to large enterprise customers. Over the last several quarters, we have evaluated several acquisition opportunities in this space with an eye for beginning to diversify our revenue base beyond our core business and into the fast-growing cloud-based VoIP-for-businesses segment. The Broadsmart founders, Todd Correll and Tom Tharrington, are exceptional entrepreneurs that have built a highly profitable and fast-growing business. They have demonstrated that they know how to sell and service large enterprise customers with complex needs at thousands of locations in multiple geographies.

Broadsmart is a highly profitable, fast-growing business with $13 million in revenue and $4.6 million in EBITDA in 2015. And for 2016, the Broadsmart business is forecasting a 20-plus percent growth in year-over-year sales. Todd and Tom will remain with our business as CEO and President, respectively, of Broadsmart Global, Inc., a newly-formed, wholly-owned subsidiary of magicJack VocalTec, Limited.

The purchase price for the acquisition is $40 million, consisting of $38 million in cash and $2 million in stocks. There's also a $2 million earn-out tied to achievement of 2016 revenues of $15.6 million, and the acquisition is expected to close in the next 30 days. We intend to fully support Broadsmart to maximize their promising pipeline of new business opportunities, and we also look forward to exploring opportunities for Broadsmart to realize synergies by leveraging magicJack's proprietary, low-cost infrastructure.

So to summarize, 2015 was a year of solid performance. We have continued to deliver strong cash flow from our core business. We have executed targeted cost reductions and continue in our ongoing effort to wring cost from our core business. We've executed a significant share repurchase program, and we have outlined a disciplined strategy for investment and identified organic growth opportunities. And with the acquisition of Broadsmart, we will now diversify beyond our core business into the growing VoIP cloud-based communications segment.

And with that, let me turn the call over to Jose.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you, Jerry. Good afternoon, everyone. Our fourth-quarter financial performance was highlighted by continued low customer churn, strong EBITDA and operating cash flow, and the completion of our $20 million stock repurchase program.

Starting with the P&L for the quarter, we generated total GAAP net revenues of $24.6 million. Revenues from magicJack device sales for the quarter were $3.8 million, a decrease of 14% compared to the third quarter. Renewal revenue for the quarter was $15.9 million, which accounted for 65% of our overall revenue. Network expense for the quarter was $3.5 million compared to $3.7 million from the prior quarter. Total operating expenses remained flat at $9.8 million compared to $9.7 million from the prior quarter, primarily due to a $112,000 increase in marketing spend and flat G&A and R&D spend.

For the quarter, our cost per activation increased to $14.30 versus $13.63 last quarter, and we ended 2015 with a total cost per activation of $11.68.

Turning to profitability, our GAAP operating income was $7 million, a decrease of 6% compared to the prior quarter. Operating cash flow for the quarter was $6 million, an increase of 7% compared to the last quarter.

Turning to income taxes, our effective income tax rate for the fourth quarter was 72.4%, and our 2015 effective tax rate was 46.7%. Our income tax expense for the quarter was $5.1 million compared to an income tax expense of $4.2 million last quarter. The higher tax rate in this quarter is primarily attributable to the effect of an increase to a valuation allowance on capital losses, along with the expiration of certain stock options, less the effect of various other benefits. Excluding the impact of the valuation allowance increase and the expiration of the stock options and other items, our effective income tax rate for the fourth quarter would have been 37%, and our 2015 effective tax rate would have been 37.1%.

Our GAAP net income for the quarter was $1.9 million as compared to net income of $3.3 million for the last quarter. GAAP diluted earnings per share for the quarter was $0.12 based on 15.8 million weighted average diluted shares outstanding as compared to GAAP diluted earnings per share of $0.20 based on 16.7 million weighted average diluted shares outstanding for the last quarter.

Turning to non-GAAP results, for the fourth quarter we reported adjusted EBITDA of $9.2 million as compared to $9.7 million last quarter. Non-GAAP net income for the quarter was $6 million as compared to $6.1 million last quarter. Non-GAAP earnings per share for the quarter was $0.38 based on 15.8 million weighted average diluted shares outstanding, compared to $0.37 last quarter based on 16.7 million weighted average diluted shares outstanding. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in our earnings press release from earlier today and is available on our website.

Turning to a summary of our results for the full year, we reported 2015 GAAP net revenues of $101 million, which is in line with our previously issued financial guidance for the year and is compared to $116.3 million in 2014. Revenues from sales of magicJack devices were $15.9 million for the year as compared to $24.6 million in 2014. Access rights renewal revenues were $65.8 million as compared to $65.5 million in 2014.

GAAP operating income was $25.3 million as compared to $13.6 million in 2014. GAAP net income was $13.5 million as compared to $3.8 million for 2014. GAAP diluted earnings per share for FY15 was $0.79 based on 17 million weighted average diluted shares outstanding, as compared to earnings per share of $0.21 based on 17.9 million weighted average diluted shares outstanding for the same period last year. FY15 operating cash flow was $25.4 million as compared to $25 million even in 2014.

Taking a look at our full-year results on a non-GAAP basis, adjusted EBITDA was $37 million as compared to $29.6 million in 2014. As a percentage of total revenue, FY15 adjusted EBITDA was 37% as compared to 25% last year. Non-GAAP net income for FY15 was $24.5 million as compared to $19.1 million last year. Non-GAAP net income per diluted share for FY15 was $1.43 based on 17 million weighted average diluted shares outstanding as compared to $1.07 based on 17.9 million weighted average diluted shares outstanding for the same period last year. Total deferred revenues were $102.7 million at year end as compared to $111.2 million last quarter.

Turning to our balance sheet, as of December 31, we had cash and cash equivalents of $78.6 million and no debt, compared to cash and cash equivalents of $79.6 million as of September 30, 2015. Our deferred revenues decreased quarter over quarter to $102.7 million from $104.4 million.

We continue to generate solid operating cash flow, as Jerry mentioned. Even in its gradual decline, our US core business remains a cash flow engine that gives us substantial flexibility to finance growth and enhance shareholder value. As an example, in the quarter we repurchased 609,000 shares at an average price of $10.57 for approximately $6.4 million, as compared to a repurchase of 1.1 million shares for approximately $8.4 million in the third quarter. For the full year under our 2015 stock repurchase program, we repurchased a total of 2.3 million shares for approximately $20 million at an average share price of $8.59 per share.

Turning to today's announced acquisition of Broadsmart, I'd like to echo Jerry's comments that we very much look forward to partnering with Todd and Tom. They have run a highly efficient and profitable company, and now they have positioned the business for strong growth and have what we consider to be a robust pipeline of actionable opportunities to land new enterprise customers. We look forward to utilizing all of magicJack's resources, including our people, our balance sheet, and our proprietary telecom assets, to help them maximize their growth. We intend to work with Todd and Tom to invest in additional sales and operations talent to accelerate Broadsmart's growth.

On the deal terms, if the earn-out target is met, we are paying a $42 million purchase price, consisting of $40 million in cash and $2 million in stock. This leaves us with approximately $39 million in cash on a pro forma basis, based on cash at year-end 2015.

On valuation, we are paying a 3.2X 2015 revenue multiple and a 9.1X 2015 EBITDA multiple, and we are paying a 2.6X 2016 revenue multiple and an 8.4X 2016 EBITDA multiple.

Todd and Tom are both executing employment agreements and have each been granted 500,000 stock options that have both time-based and performance-based vesting components over a three-year period. If fully vested, these grants would have a P&L impact of approximately $3 million over the next three years.

Turning to our financial outlook for the full year 2016, we are projecting 2016 revenues in the range of approximately $100 million to $105 million, inclusive of our core business and Broadsmart revenues. The core business revenue forecast includes no material revenue for the new magicJack Connect app, the SMB initiative, the hotel initiative, or the Telefonica initiative. The Broadsmart revenue forecast for 2016 is approximately $16 million. We are projecting 2016 adjusted EBITDA in the range of approximately $30 million for the core business, approximately $5 million for Broadsmart, and approximately negative $10 million for the SMB initiative, for a consolidated 2016 EBITDA forecast of approximately $25 million. With that, we'd like to open the call up to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions.) Greg Burns, Sidoti and Company.

Greg Burns - Sidoti & Co. LLC - Analyst

So in terms of Broadsmart, give us how they -- as they go to market, is it internal sales through these channels? How are you looking at (inaudible)?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Greg, it's primarily the channel partners, and it falls in two categories. They're traditional channel partners, agents that they have a number of them which they have a relationship with, which is a nice, healthy pipeline and has been growing consistently, and it's projected to continue to grow.

And then there's a handful of unique strategic channel arrangements. And those are really -- they've just been signed recently, in the last 12 months. And I think Todd and Tom are just starting to really scratch the surface of what those can bring, but we see fairly large and meaningful enterprise customer opportunities in that pipeline as well.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

This is Jerry. Todd and Tom are -- I like to call them 15-year overnight successes. In their world, they are known for quality and relationships. And I think it's evident in that they produce incredible EBITDA margins for their revenue. They're going to produce EBITDA in 2016. In their world, people look to them for fairly large, complex deployments, provisioning 25-seat-plus kind of customers. And they're all about quality and relationships. So their go-to-market strategy isn't changing very much. It's been refined over the years. And as Jose mentioned, now with a few strategic relationships that they've really done a wonderful job of developing, I think they're probably materially higher than they have been in previous years in terms of their pipeline opportunity.

Greg Burns - Sidoti & Co. LLC - Analyst

And I guess you're forecasting that they'll generate positive EBITDA this year, but just what are your thoughts in general on how to run that business? There's different models in the space. Some are profitable; some are unprofitable, grow the top line to scale. What are your thoughts on that business, how you look upon it?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Well, Greg, and just one thing. We are going to do an audit of their financials. But based on the due diligence we've done and the results we have, you can already see. They did 35% EBITDA margins last year. So to your point, we've looked at a lot of things, as Jerry mentioned in his introductory comments, over the last several quarters. And this is the most profitable business we've seen. And a lot of folks are either just breaking even or are generating modest profit. And I think it's a testament to the DNA that Todd and Tom have. It's a very efficient operation. I think, going forward, what we've been talking about, interestingly enough, is potentially a handful of headcount of really talented folks to add to what they're doing. So that might mean a little bit of investment in negative synergies for a period of time that we hope will pay off in a big way.

So we still think very strong margins are sustainable, for sure. Whether that settles in at something below 35%, we'll have to wait and see. But if it is at something below that, it's because we've invested in ramp and bigger growth because we see the opportunity.

Greg Burns - Sidoti & Co. LLC - Analyst

Okay. And then on the core business, I guess the device activations and chance of decline, how should we think about the stability of that core business? What are you doing? Is there anything else you could do to stabilize the margins? I think the last time we spoke, you said you mentioned going back to commercials and you have expanded distribution over the last couple of quarters. But how should we think about the core device?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

You see, we've consistently attempted to work on retention, and that's reflected in the churn that we just reported. So our churn mitigation strategy, we're going to continue to work on that. We've talked before about additional distribution. We continue to work on that. We will be launching an infomercial, probably within the next few weeks, that reintroduces the device, and really, the extension of that value proposition, the mobile app, to a marketplace that's probably not as familiar as they were with that offering when we were heavily into the infomercial space of our growth, which was probably in the 2011/2010 timeframe. So you should look to see us do more of that.

On the cost control side, as I mentioned briefly and Jose as well, we think there's more opportunities to rationalize cost-cutting there and look to do that very soon this year. Jose, is there anything else you want to -- ?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you. I think you had it, Jerry. LC -

Greg Burns - Sidoti & Co. LLC - Analyst

Okay, I'll hop back in the queue. Thanks.

Operator

Tim Horan, Oppenheimer.

Tim Horan – Oppenheimer & Co. - Analyst

Thanks a lot, and good luck on the acquisition. Just a quick clarification. On your free calling app now, is that what you're saying you're not going to allow free phone calls on that any more, so if consumers want to keep using that, they're going to have to pay for it? And could you maybe quantify how many subscribers you think might be willing to start paying for it? Thanks.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Yes, we reported 55,000 paid subs. A couple of learnings that have come out of the app. One is that there's no point in offering a one-month plan, so we're exclusively offering a one-year plan. We think there's an opportunity to grow that business, but frankly, we put a lot of time into further developing that app and the feature set that we just described on the call. We think that will help. We think there's an opportunity to grow that business this year.

We're convinced that until we establish the discipline of cutting off those free voice app users on that app today, that we're not going to see many of those free-app, voice call-only customers migrate over to a pay plan. So you should look to us to cut that program out within the next 30 days. So no more free voice, an exclusive offering on the magicJack Connect app at $10 a year, and we'll start to promote that through digital marketing campaigns.

Tim Horan – Oppenheimer & Co. - Analyst

Great. Then just a few more, Jerry. Have you thought about maybe just really cash-cowing the consumer business? I mean, I've seen other models that are like yours that are cash-cowed, and you can get up to 70% EBITDA margins to truly reinvest in the business market. And maybe you're somewhat doing that, but it sounds like you're still trying to balance it out. But have you run the math on what makes the most sense?

Jose Gordo - magicJack VocalTec Ltd. - CFO

You know, Tim, I think you hit on it. You said we're somewhat doing that. I think we've certainly made big strides in doing that in 2015, and we are certainly -- I think Jerry remarked on several areas we're looking at. And I think the end result of that would be we're definitely going to maximize the cash flow from the core. We already have done a lot, but I think there's probably some more to do there, and we're looking to do that.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

With 65% -- Jose, is this right? -- 65% of our customers on a five-year plan?

Jose Gordo - magicJack VocalTec Ltd. - CFO

No, 55%.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

55%, sorry. We are right in line with what your comments are about -- cost controls and really maximizing that cash. Well, how do you do that? Well, we've got, as you know from your experience with magicJack, we've got significant costs associated with the development team offshore. We've identified that. Care is another area we've identified. There are places where we can start to, I think, maximize greater cash flow from that core business. And we've taken steps on the advertising front in 2015 to achieve that result as well.

Tim Horan – Oppenheimer & Co. - Analyst

Sure, sure. On the small business offering, could you just describe, is that a VoIP offering? Is it something you've developed, or are you reselling someone else's?

Jose Gordo - magicJack VocalTec Ltd. - CFO

We're going to probably talk about that latter part here in the coming, maybe month or two, Tim, when we've got product out in the market. And so we'll come and talk to you, or we can certainly follow up with you on that. But it is a VoIP offering, yes.

Tim Horan – Oppenheimer & Co. - Analyst

Great. And Broadsmart, those are incredible margins. What's their niche in the market? Have they -- sorry, I don't know much about them. I assume it's also VoIP UCaaS offering, but maybe not. Could you just give a little bit more detail on what their niche is and what their technology is?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Yes, it's a hosted VoIP UCaaS provider. Look, they use the BroadSoft platform; that's what they're on. And the way we look at is they've gotten really good at servicing that 25-plus seat customer. And they've sold to, provisioned, and onboarded, and then successfully retained some really big national corporate accounts at, Jerry referenced, thousands of locations. So they -- certainly everyone competes on price; we don't want to minimize that.

But what we believe is that they've distinguished themselves by being elite providers of service. And it sounds maybe basic, but it's exactly what we believe. They're really good at listening to the customer, designing solutions, and onboarding plans that put large corporate customers with complex technologies at ease that they're going to deliver, and they're going to do it on the right timeframe and without a lot of headache to their service.

So we really think they operationally execute very well, and that's a differentiator for them. And I guess one other thing I'd add is we think they really understand the BroadSoft platform exceptionally well, and they convey that to the customer. So that they spend a lot of time explaining to the customer how to use the system and what the key features are so that when they're activated, the customer is getting the most out of the solution.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

And whether it's West or Vonage or Evolve or Earthlink or Momentum or whomever is out there that they're going up against, they've -- as I said before -- in their universe, they're really known as the guys that have extraordinary service delivery, extraordinary technical support and training. And we'll talk to you, probably on a subsequent call, about a couple of the big strategic relationships that they've developed. But it really has, I think, improved in spite their pipeline for 2016 and beyond. And that's because they've been delivering on multi-thousand location provisioning and implementation projects.

And they've been at it. They've been at it for over a decade now, and they really have honed their skills. And you can discount this as much as you want, but we've talked to these guys for a while now, and we've looked at probably a handful of these transactions. And these guys are all about quality and relationships, and that's what's giving them, I think, that edge that's producing this EBITDA that I, frankly, haven't seen in many of the transactions that we've scoured over and looked at.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Tim, to come back to just one thing you asked about -- sorry, I just wanted to make sure we got all your questions -- they're pretty diversified. They don't have a specific industry focus. They're geographically diversified, and I think they're pretty well industry diversified.

Tim Horan – Oppenheimer & Co. Analyst

Okay, great. So just, I'm assuming they have extremely, extremely low churn to get that kind of margin?

Jose Gordo - magicJack VocalTec Ltd. - CFO

They do, they do. In fact, they have more adds than losses.

Tim Horan – Oppenheimer & Co. - Analyst

Yes, great. All right, guys. Thanks a lot.

Operator

As there are no further questions in the queue, I would like to turn the call back over to management for closing comments.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you, everyone. We look forward to our next call with you.

Operator

Once again, that does conclude today's call, and we appreciate your participation.